EXHIBIT 99.1

InterMedia Partners and Hemisphere Media Announce the Transaction to Provide Liquidity to Limited Partners of InterMedia Partners VII, L.P. Has Been Completed

NEW YORK, NY – October 24, 2016 – InterMedia Partners, VII, L.P. (“InterMedia”) and Hemisphere Media Group, Inc. (NASDAQ: HMTV) (“Hemisphere”) today announced that InterMedia has completed its previously announced transaction to provide liquidity options to its limited partners with respect to InterMedia’s stake in Hemisphere.

InterMedia’s limited partners have received:  (1) an in-kind distribution of 8,807,037 Hemisphere Class A shares (not including 419,383 shares subject to forfeiture and retained by InterMedia pending vesting or forfeiture to Hemisphere in accordance with their terms) and warrants to purchase 326,187 Hemisphere Class A shares; and (2) a cash payment from a newly formed entity, managed by an affiliate of InterMedia and funded by an affiliate of Searchlight Capital Partners, L.P. (“SCP”), for the sale of 16,494,671 Hemisphere Class B shares (including 749,758 shares subject to forfeiture) and warrants to purchase 583,145 Hemisphere Class A shares. InterMedia’s general partner has received an in-kind distribution of 680,952 Hemisphere Class B shares (including 30,952 shares subject to forfeiture) and warrants to purchase 24,074 Hemisphere Class A shares.

Hemisphere CEO and President Alan Sokol stated “We are pleased that InterMedia was able to smoothly transition its ownership in our company and also pleased to see the support of the InterMedia limited partners that elected to become direct owners of Hemisphere.  We believe the company will benefit from the increased float in the stock and look forward to the addition of the two new Searchlight representatives to our board and the added industry knowledge they will bring to Hemisphere.”

The terms of the stockholders agreement entered into in connection with the transaction can be found on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on September 7, 2016. As part of closing of the transaction, certain modifications to the stockholders agreement were made pursuant to an amendment which was filed on Form 8-K with the SEC this morning.

Forward-Looking Statements
This press release may contain certain statements about Hemisphere that are "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements relating to Hemisphere's future financial and operating results (including growth and earnings), plans, objectives, expectations and intentions and other statements that are not historical facts. These statements are based on the current expectations of the management of Hemisphere and are subject to uncertainty and changes in circumstance, which may cause actual results to differ materially from those expressed or implied in such forward-looking statements. Without limitation, any statements preceded or followed by or that include the words "targets," "plans," "believes," "expects," "intends," "will," "likely," "may," "anticipates," "estimates," "projects," "should," "would," "expect," "positioned," "strategy," "future," or words, phrases or terms of similar substance or the negative thereof, are forward-looking statements. In addition, these statements are based on a number of assumptions that are subject to change. Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements are discussed under the heading "Risk Factors" and "Forward-Looking Statements" in Hemisphere's most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission ("SEC"), as they may be updated in any future reports filed with the SEC. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, Hemisphere's actual results, performance, or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements included herein are made as of the date hereof, and Hemisphere undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

About InterMedia Partners
Founded in 1988 by Leo J. Hindery, Jr., InterMedia Partners, L.P. is premised on the philosophy that by bringing extensive operating experience to media private equity, its funds could drive superior returns. Over the course of its seven funds, InterMedia has invested in cable television, broadcast television, content and content production, print, programming, and digital opportunities. InterMedia’s partners have over 50 years of operating experience and, by making control investments, they are able to bring that knowledge base to bear on the acquired assets.

About Hemisphere Media Group, Inc.
Hemisphere Media Group, Inc. (NASDAQ:HMTV) is the only publicly traded pure-play U.S. media company targeting the high growth Spanish-language television and cable networks business in the U.S. and Latin America. Headquartered in Miami, Florida, Hemisphere owns and operates five leading U.S.
Hispanic cable networks, two Latin American cable networks, and the leading broadcast television network in Puerto Rico. Hemisphere's networks consist of:
—	Cinelatino, the leading Spanish-language movie channel with over 17 million subscribers across the U.S., Latin America and Canada, including 4.5 million subscribers in the U.S. and 13 million subscribers in Latin America, featuring the largest selection of contemporary Spanish-language blockbusters and critically-acclaimed titles from Mexico, Latin America, Spain and the Caribbean.
—	WAPA, Puerto Rico's leading broadcast television network with the highest primetime and full day ratings in Puerto Rico. Founded in 1954, WAPA produces more than 75 hours per week of top-rated news and entertainment programming.
—	WAPA America, the leading cable network targeting Puerto Ricans and other Caribbean Hispanics living in the U.S., featuring the highly-rated news and entertainment programming produced by WAPA. WAPA America is distributed in the U.S. to 5.2 million subscribers.
—	Pasiones, dedicated to showcasing the most popular telenovelas and drama series, distributed in the U.S. and Latin America. Pasiones has 4.5 million subscribers in the U.S. and 10.8 million subscribers in Latin America.
—	Centroamerica TV, the leading network targeting Central Americans living in the U.S., the third-largest U.S. Hispanic group, featuring the most popular news, entertainment and soccer programming from Central America. Centroamerica TV is distributed in the U.S. to 4 million subscribers.
—	Television Dominicana, the leading network targeting Dominicans living in the U.S., featuring the most popular news, entertainment and baseball programming from the Dominican Republic. Television Dominicana is distributed in the U.S. to 3.1 million subscribers.

About Searchlight Capital Partners
Searchlight is a global private investment firm with offices in New York, London and Toronto. Searchlight seeks to invest in business where their long-term capital and strategic support accelerate value creation for all shareholders.
Contacts:

For Hemisphere Media
Sloane & Company
Erica Bartsch, 212-446-1875
ebartsch@sloanepr.com